Exhibit 21.1

Significant Subsidiaries of Benitec Biopharma Limited

Benitec Limited, a U.K. corporation

Benitec, Inc., a Delaware corporation

Tacere Therapeutics, Inc., a Delaware corporation

Benitec Australia Limited, an Australian corporation